Exhibit B
Money Pool Rule 24
Transaction Report
Bank Loans
Company	Trans. Date	Transaction	Balance	Lending Bank
ELI	10/01/2003	$15,000,000	$15,000,000	Hibernia National Bank
ELI	10/31/2003	($15,000,000)	$0	Hibernia National Bank